Exhibit 99.1

NEWS RELEASE

Enbridge Appoints New Director to its Board

CALGARY, Alberta, November 29, 2023 – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is pleased to announce that its Board of Directors has appointed Manjit Minhas as a director of Enbridge.

Ms. Minhas is the co-founder and CEO of Minhas Breweries, Distilleries and Wineries. She is an experienced director and has extensive business and entrepreneurial experience. Ms. Minhas is currently a director of ATB Financial.

“On behalf of the Board of Directors of Enbridge, we are very pleased to welcome Ms. Minhas to the Enbridge Board. She will be a strong addition to our Board, and we look forward to benefiting from her broad-based business acumen,” stated Pamela Carter, the Chair of the Board of Directors of Enbridge.

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We’re advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

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